EXHIBIT 99.4

CONN'S APPOINTS NORMAN MILLER AS CHIEF EXECUTIVE OFFICER AND PRESIDENT

THE WOODLANDS, TEXAS, September 9, 2015 - Conn’s, Inc. (NASDAQ:CONN), today announced that its Board of Directors, implementing a long-planned leadership succession, has appointed Norman Miller to serve as the Company’s new Chief Executive Officer and President, effective September 7, 2015. Mr. Miller will also be elected to the Board of Directors.

Mr. Miller brings over 30 years of transformational business leadership experience to Conn’s, including serving as President of Sears Automotive and as President and Chief Operating Officer of DFC Global Corporation. He also has held progressive management and leadership roles at ARAMARK, Nestle, Kraft and Pepsi. Mr. Miller brings a unique and highly relevant combination of leading businesses with retail models as well as financial services serving unbanked and under-banked consumers. Mr. Miller is a graduate of the United States Military Academy at West Point and began his career as an officer in the U.S. Army.

Mr. Miller’s appointment as Chief Executive Officer and President of Conn’s follows a year-long initiative to explore strategic alternatives and to prepare the Company to execute its growth strategies.

Bob L. Martin, lead independent director on the Conn’s Board, said, "As Conn’s completes a significant repositioning, we expect the Company to derive significant benefits from Norm’s proven ability to deliver deep operational excellence at scale and his significant leadership experience managing larger workforces with a decentralized operating model. He also brings in-depth understanding of the needs of the unbanked consumer and the critical importance of providing great service and value to these consumers."

As CEO, Mr. Miller will work with senior management and the Board to develop strategies to further strengthen Conn’s strategic position. Key to the role is the ability to strengthen oversight of its credit and risk function, including working with the Credit Risk and Compliance Committee responsible for reviewing credit risk, underwriting strategy and credit compliance activities.

"It is an honor to be selected as the next Conn’s CEO," said Mr. Miller. "This is a business where there is tremendous opportunity to scale once we set the foundation right to support its growth. Given my own modest beginning in life, I have a deep connection to the purpose of Conn’s mission in serving the unbanked consumer and look forward to leading our like-minded employees while meeting our shareholders’ goals."

Mr. Miller succeeds Theodore M. Wright, who will remain on the Conn’s Board as Executive Chairman. Mr. Martin commented, "We are deeply appreciative of Theo’s many years of service to Conn’s as a board member and as Chairman and CEO. Under Theo’s leadership, Conn’s has delivered a total return to shareholders of approximately 540% since his appointment as Chairman in December 2010. He has positioned us well for continued growth and success."

About Conn's, Inc.

Conn's is a specialty retailer currently operating approximately 95 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas.

The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to close the securitization of its loan portfolio or to sell the residual equity on favorable terms, the Company’s ability to execute periodic securitizations of future originated loans including the sale of any residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

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S.M. Berger & Company
Andrew Berger (216) 464-6400